EXHIBIT 23

CONSENT OF KPMG LLP

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

General Electric Capital Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation (GECC) dated July 3, 2012 (the “Registration Statement”) of our report dated May 4, 2012, relating to the statement of financial position of GECC and consolidated affiliates as of December 31, 2011 and 2010, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2011 and the related schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the Corporation’s Form 8-K filed May 4, 2012, for the year ended December 31, 2011.

Our report with respect to the consolidated financial statements and schedule, which is dated May 4, 2012, contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities; and in 2009, changed its method of accounting for impairment of debt securities, business combinations and noncontrolling interests.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut

U.S.A.

July 3, 2012

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